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                    AETNA LIFE INSURANCE AND ANNUITY COMPANY
                       AETNA INSURANCE COMPANY OF AMERICA

                       SUPPLEMENT DATED DECEMBER 14, 2000

The information in this Supplement updates and amends certain information contained in the Prospectuses dated May 1, 2000 and replaces the Supplement dated August 21, 2000. You should read this Supplement along with the applicable Prospectus.

Effective November 17, 2000, Aetna Life Insurance and Annuity Company's ("ALIAC") broker-dealer subsidiary, Aetna Investment Services, Inc. (which was subsequently converted to Aetna Investment Services, LLC) ("AIS"), became the principal underwriter for the securities sold under the prospectus. AIS, a Delaware limited liability company, is registered as a broker-dealer with the Securities and Exchange Commission. AIS is also a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation. AIS' principal office is located at 151 Farmington Avenue, Hartford, Connecticut 06156. ALIAC is no longer a registered broker-dealer.

On December 13, 2000, ALIAC and Aetna Insurance Company of America ("AICA") became indirect wholly-owned subsidiaries of ING Groep N.V. ("ING"). ING is a global financial institution active in the fields of insurance, banking and asset management. The terms of your contract will not be affected by this change in ownership. In the future, you may begin to see the use of the ING lion logo on our printed materials.

X.INGS2-00A                                                        December 2000